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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
RomTech, Inc.

        We consent to incorporation by reference in the registration statements (No.'s 333-23709 and 333-26305) on Form S-3 and in the registration statement (No. 333-42661) on Form S-8 of RomTech, Inc. of our report dated August 14, 1998, relating to the consolidated balance sheet of RomTech, Inc. and subsidiary as of June 30, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-KSB of RomTech, Inc.

/s/ KPMG Peat Marwick LLP
---------------------------
Philadelphia, Pennsylvania
September 9, 1998